Exhibit 21.1

Subsidiaries of LNB Bancorp, Inc. December 31, 2007

Jurisdiction of
Entity Name and Location		Incorporation
A.	Bank and Bank-owned Subsidiaries of the Issuer
	The Lorain National Bank	Ohio
457 Broadway
Lorain, Ohio 44052
	North Coast Community Development Corporation	Ohio
457 Broadway
Lorain. Ohio 44052
B.	Financial Services Subsidiaries of the Issuer
None